EXHIBIT 10.47

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

10% CONVERTIBLE PROMISSORY NOTE OF

EVENTURE INTERACTIVE, INC.

Issuance Date: January 23, 2015

Total Face Value of Note: $330,000

THIS NOTE is a duly authorized Convertible Promissory Note of Eventure Interactive, Inc. a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as the Company's 10% Convertible Promissory Note due January 23, 2016 ("Maturity Date") in the principal amount of$330,000 (the "Note").

For VALUE RECEIVED, the Company hereby promises to pay to the order of Tangiers Investment Group, LLC or its registered assigns or successors-in-interest ("Holder") the principal sum of up to $330,000 and to pay interest on the principal balance hereof (which principal balance shall be increased by the Holder's payment of additional consideration as set forth herein and which increase shall also include the prorated amount of the original issue discount in connection with Holders payment of additional consideration) at the rate of 10%, in accordance with the terms hereof.

The initial Purchase Price will be $55,000 of consideration upon execution of the Note Purchase Agreement and all supporting documentation. The sum of $50,000 shall be remitted and delivered to the Company and $5,000 shall be retained by the Purchaser through an original issue discount for due diligence and legal bills related to this transaction. The Holder reserves the right to pay additional consideration within 270 days of execution and in any amount it desires, up to the total face value of this Note, subject to mutual approval by Tangiers and the Company. The principal sum (including the prorated amount of the original issue discount) owed by the Company shall be prorated to the amount of consideration paid by the Holder and only the consideration received by the Company, plus prorated interest and other fees and prorated original issue discount, shall be deemed owed by the Company. The original issue discount is set at 10% of any consideration paid. The Company is not responsible to repay any unfunded portion of this Note.

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In addition to the interest referenced above, and in the Event of Default pursuant to Section 2(e), additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 20% per annum or the highest rate permitted by law (the "Default Rate").

This Note may be prepaid in whole or in part as follows:

PREPAY DATE	PREPAY AMOUNT

0-30 Days	115% of principal plus accrued interest

31-60 Days	121% of principal plus accrued interest

61-90 Days	127% of principal plus accrued interest

91-120 Days	133% of principal plus accrued interest

121-150 Days	139% of principal plus accrued interest

151-180 Days	145% of principal plus accrued interest

This Note may not be prepaid after the 180th day. Such redemption must be closed and funded within three (3) days of giving notice of redemption. The Prepay Date for any portion of the Note is determined by reference to the date on which the consideration being prepaid was received by the Company.

For purposes hereof the following terms shall have the meanings ascribed to them below:

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

"Conversion Price" shall be equal to 52% of the lowest trading price of the Company's common stock during the 20 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note. If the Company is placed on "chilled" status with the Depository Trust Company ("DTC"), the discount shall be increased by 10% until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian ("DWAC") eligible through their Transfer Agent and the Depository Trust Company’s ("DTC") Fast Automated Securities Transfer ("FAST") system, the discount will be increased by 5%. In the case of both, the discount shall be a cumulative 15%.

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"Principal Amount” shall refer to the sum of (i) the original principal amount of this Note (including the prorated amount of the original issue discount), (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Note but not previously paid or added to the Principal Amount.

"Trading Day" shall mean a day on which there is trading on the Principal Market.

"Underlying Shares" means the shares of common stock into which the Note is convertible (including interest or principal payments in common stock as set forth herein) in accordance with the terms hereof.

The following terms and conditions shall apply to this Note:

Section 1.00 Conversion.

(a)          Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder's option, at any time commencing 180 days from the date hereof, to convert the outstanding Principal Amount and interest under this Note in whole or in part.

(b)          The date of any Conversion Notice hereunder and any Payment Date shall be referred to herein as the "Conversion Date".

(i)         Stock Certificates or DWAC. The Company will deliver to the Holder, or Holder's authorized designee, no later than two 2 Trading Days after the Conversion Date, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions) representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder's (or such designee's) prime broker with DTC through its Deposits and Withdrawal at Custodian ("DWAC") program (provided that the same time periods herein as for stock certificates shall apply).

(ii)        Charges, Expenses. Issuance of Common Stock to Holder, or any of its assignees, upon the conversion of this Note shall be made without charge to the Holder for any issuance fee, transfer tax, postage/mailing charge or any other expense with respect to the issuance of such Common Stock. Company shall pay all Transfer Agent fees incurred from the issuance of the Common stock to Holder and acknowledges that this is a material obligation of this Note.

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If the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section (free of any restrictions on transfer or legends) prior to 3 Trading Days after the Conversion Date, the Company shall pay to the Holder as liquidated damages an amount equal to $1,000 per day, until such certificate or certificates are delivered. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder's actual damages and costs resulting from a failure to deliver the Common Stock and the inclusion herein of any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. Such liquidated damages will be automatically added to the Principal Amount of the Note.

(c)          Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note (and repayments in Common Stock), free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than three times the number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 1 but without regard to any ownership limitations contained herein) upon the conversion of this Note to Common Stock (the "Required Reserve"). These shares shall be reserved in proportion with the consideration actually received by the Company and the total sharers reserved will be increased with future payments of consideration by Holder to ensure the Required Reserve is met. The Company covenants that all shares of Common Stock that shall be issuable will, upon issue, be duly authorized, validly issued, fully paid, non-assessable and freely tradable. If the amount of shares on reserve at the Transfer Agent for this Note in Holder's name shall drop below the Required Reserve, the Company will, within two (2) business days of written notification from Holder, instruct the Transfer Agent to increase the number of shares so that the Required Reserve is met. The Company agrees that this is a material term of this Note and any breach of this will result in a default of the Note.

(d)          Conversion Limitation. The Holder will not submit a conversion to the Company that would result in the Holder owning more than 9.99% of the then total outstanding shares of the Company ("Restricted Ownership Percentage").

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Section 2.00 Defaults and Remedies.

(e) Events of Default. An "Event of Default" is: (i) a default in payment of any amount due hereunder which default continues for more than 5 business days after the due date; (ii) a default in the timely issuance of underlying shares upon and in accordance with terms hereof, which default continues for 3 Business Days after the Company has failed to issue shares or deliver stock certificates within the 3rd day following the Conversion Date; (iii) failure by the Company for 3 days after notice has been received by the Company to comply with any material provision of the Note Purchase Agreement; (iv) failure of the Company to remain compliant with DTC, thus incurring a "chilled" status with DTC; (v) if the Company is subject to any Bankruptcy Event; (vi) any failure of the Company to satisfy its "filing" obligations under the rules and guidelines issued by OTC Markets News Service, OTC Markets.com and their affiliates; (vii) any failure of the Company to provide the Holder with information related to the corporate structure including, but not limited to, the number of authorized and outstanding shares, public float, etc. within 2 business days of request by Holder; (viii) failure to have sufficient number of authorized but unissued shares of the Company's Common Stock available for any conversion; (ix) failure of Company's Common Stock to maintain a bid price in its trading market which occurs for at least 3 consecutive Trading Days; (x) any delisting for any reason; (xi) failure by Company to pay any of its Transfer Agent fees or to maintain a Transfer Agent of record; (xii) any trading suspension imposed by the Securities and Exchange Commission under Sections 120) or 12(k) of the 1934 Act; (xiii) any breach of Section 1.00 (c); or (xiv) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in excess of $50,000 or for money borrowed the repayment of which is guaranteed by the Company in excess of $50,000, whether such indebtedness or guarantee now exists or shall be created hereafter;

Remedies. If an Event of Default occurs and is continuing with respect to the Note, the Holder may declare all of the then outstanding Principal Amount of this Note, including any interest due thereon, to be due and payable immediately without further action or notice. In the event of such acceleration, the amount due and owing to the Holder shall be increased to 150% of the outstanding Principal Amount of the Note held by the Holder plus all accrued and unpaid interest, fees, and liquidated damages, if any. Additionally, this Note shall accrue interest on any unpaid principal from and after the occurrence and during the continuance of an Event of Default at a rate of20%. Finally, the Note will accrue liquidated damages of$500 per day from and after the occurrence and during the continuance of an Event of Default. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder's actual damages and costs resulting from an Event of Default and any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. The remedies under this Note shall be cumulative and automatically added to the principal value of the Note.

Section 3.00 General.

(f) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(g) Assignment, Etc. The Holder may assign or transfer this Note to any transferee at its sole discretion. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

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(h) Governing Law; Jurisdiction.

(i)        Governing Law. This note will be governed by and construed in accordance with the laws of the state of California without regard to any conflicts of laws or provisions thereof that would otherwise require the application of the law of any other jurisdiction.

(ii)       Jurisdiction. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties hereto shall be settled by binding arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(ii)      No Jury Trial.         The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this note.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed on the day and in the year first above written.

EVENTURE INTERACTIVE, INC.

By:	/s/ Gannon Giguiere
Name: Gannon Giguiere
Title: President, CEO
Date: January 23, 2015

This Note is acknowledged as:                          Note of January 23, 2015

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